UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                  Washington, D.C.  20549


                          FORM 8-K


                       CURRENT REPORT



Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

              Date of Report:  March 16, 2004




                      FARMER BROS. CO.





    California                 0-1375              95-0725980
State of Incorporation  Commission File Number  Federal ID Number





20333 South Normandie Avenue, Torrance, California   90502
Address of principal executive offices



(310) 787-5200
Registrant's telephone number















Item 5.  Other Events.

Farmer Bros. Co. Announces Passing of Chairman

Roy F. Farmer, 87, Built Coffee Company into Regional Power

TORRANCE, Calif.--(BUSINESS WIRE) - March 16, 2004 - Farmer Brothers Co. (Nasdaq: FARM) today announced that its Chairman, Roy F. Farmer, who guided the Company for more than 50 years and led its growth into the West's largest regional coffee roaster, died Tuesday at home after a lengthy battle with cancer. He was 87.

Mr. Farmer served as Chief Executive Officer from 1951 until March 20, 2003, when he was succeeded by his son, Roy E. Farmer, who had served for more than nine years as the Company's President and Chief Operating Officer. A new Chairman has yet to be named by the Board.

He was born July 26, 1916 and was life-long resident of the Los Angeles area. With the exception of service in the U.S. Army during World War II from 1941 to 1945, Mr. Farmer spent his entire working life with Farmer Bros., the company founded in 1912 by his father, Roy E. Farmer.

Mr. Farmer began his full-time employment at Farmer Bros. in 1935, after working for the Company while attending Manual Arts High School. He worked in every aspect of the business, serving as a truck driver, coffee roaster and plant foreman. In 1951, after the death of his father, the Board of Directors chose him to assume the Company's executive leadership. In 1952 he led the efforts to take the Company public, raising the $2 million in cash that helped ignite the Company's regional expansion and growth.

Under his leadership, Farmer Bros. Co. grew from 380 employees and revenues of about $15 million to over 1,100 employees and about $190 million in revenue today. He helped spur the Company's growth by building an aggressive sales organization that applied standardized methods of selling to institutional coffee customers such as restaurants, hotels and hospitals. It was this approach, coupled with his emphasis on customer-focused and relationship-oriented selling that made Farmer Bros. into a force in its industry.

In addition, Mr. Farmer championed the use of high-speed "form & fill" packaging machines and huge "continuous roasters," providing the Company with cost advantages from its efficient manufacturing processes. The Company, under Mr. Farmer's direction, operates its own long-haul fleet, thus gaining greater control over its distribution and transportation costs.

Under Mr. Farmer's leadership, the Company accelerated its growth through carefully crafted acquisitions. The companies that were acquired included Mello-Cup Coffee in Seattle; Wood Coffee in Tacoma; Davies Coffee in Seattle; Dale Bros. Coffee in Fresno; Defiance Coffee Company in Portland, McClintock-Stern Spice Company in San Francisco and James J. O'Connor Coffee in St. Louis.

"Farmer Bros. was Roy's life's work. And what a job he did!" said Lew Coffman, a member of the Board of Directors since 1983 and a 39 year employee of the Company who retired as Vice President of Sales. "He and I didn't agree on some things, but he had his own way of balancing all the demands of a Company that grew beyond anyone's expectations. He tried to put the right people in the right jobs, and let them do their work. His legacy is more than the Company's assets, or even its people - it is the hard work, adherence to the path and customer service that will always be at the center of the Farmer Brothers way of operating. In spite of his success, he lived modestly and was a devoted family man."

Mr. Farmer is survived by his wife of 58 years, Emily; four children, Carol Farmer-Waite, Jeanne Farmer-Grossman, Roy E. Farmer, and Richard Farmer; and four grandchildren, Jonathan Waite and Brett, Scott and Brynn Grossman.

Farmer Bros. Co. is an institutional coffee roaster that sells a variety of coffee and allied products to the food service industry. The Company's signature trucks and vans bearing the "Consistently Good" logo are seen throughout Farmer Brothers' 28-state service area. Farmer Brothers has paid a dividend for 50 consecutive years, increased the dividend in each of the last seven consecutive years, and its stock price has grown from $18 in 1980 to over $300 a share before a recently announced 10-for-one stock split.




Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


FARMER BROS. CO.



s/ John E. Simmons

John E. Simmons
Treasurer

Date:    March 16, 2004